Exhibit 99.1
For further information contact:
Media Contact: Dori Sera Bailey at 510/601-4241
Investor Contact: William C. Collett at 510/601-4339
DREYER’S ANNOUNCES THIRD QUARTER 2005 RESULTS
Double-Digit Revenue Growth of Company Brands Continues
(Oakland, CA, November 7, 2005) — Dreyer’s Grand Ice Cream Holdings, Inc. (the company, Dreyer’s, Dreyer’s Holdings, and DGICH) (NNM: DRYR) today announced results for the third quarter ended September 24, 2005.
Operating Results
Total net revenues for the third quarter of 2005 increased $46,591,000, or 10 percent, to $520,268,000.
Net sales of company brands for the third quarter of 2005 increased $64,789,000, or 16 percent from the comparable quarter in 2004, to $475,201,000 after promotional costs. The increase was driven primarily by net sales increases for the company’s premium and superpremium products reflecting continued strong sales of premium Dreyer’s and Edy’s® Slow Churned™ Light ice cream, strong introductory sales of superpremium Häagen-Dazs® Light ice cream and continued strong growth of Dreyer’s and Edy’s classic premium ice cream. The increase also reflects an increase in net sales of the company’s frozen snack products primarily due to new product launches, including Dibs™ and Nestlé® Kids products, and also due to the addition of The Skinny Cow® products to the company-owned portfolio following the acquisition of Silhouette Brands, Inc. in July 2004.
The market share of Dreyer’s company brands of packaged ice cream sold in the US grocery channel reached 25 percent for the quarter.
Net sales of partner brands, products distributed for other manufacturers, decreased $13,185,000, or 24 percent from the comparable quarter in 2004, to $40,634,000 for the third quarter of 2005. The decrease was primarily attributable to reduced net sales of certain partner brands due to competition and changes in consumer preference, and the reclassification of the net sales of The Skinny Cow product line as company brands. The decrease was partially offset by the classification of sales of the Dreamery®, Whole Fruit™ Sorbet and Godiva® brands as partner brands as a result of a September 2004 agreement with Integrated Brands, Inc. (Integrated Brands), a subsidiary of CoolBrands International, Inc. (CoolBrands).
Other revenues decreased $5,013,000, or 53 percent, to $4,433,000 for the third quarter of 2005. The decrease in other revenues was driven primarily by a $5,496,000 decrease in revenues received from Integrated Brands for transitional manufacturing and distribution.
Company brands represented 91 percent, partner brands represented eight percent and other revenues represented one percent of total net revenues for the third quarter of 2005, compared with 87 percent, 11 percent, and two percent, respectively, for the comparable period in 2004.

Cost of goods sold increased $29,301,000, or seven percent, to $445,664,000 for the third quarter of 2005. The increase reflects higher sales and the related increase in distribution expenses offset by a $5,906,000 decrease in drayage expense paid to CoolBrands for the delivery of certain of the company’s products and a decrease of approximately $4,900,000 in the cost of cream.
The company’s gross profit increased by $17,290,000, or 30 percent, to $74,604,000 for the third quarter of 2005, representing a 14 percent gross margin compared with a 12 percent gross margin for the same period in 2004. The increase in gross profit was driven primarily by an increase in incremental sales, a decrease in drayage expense paid to CoolBrands, a decrease in the cost of cream and a product mix shift from sales of lower margin partner brands to higher margin company brands. The increase was partially offset by increased promotional costs, primarily associated with new product launches, and a decease in revenues received from Integrated Brands for manufacturing and distribution of Dreamery, Whole Fruit Sorbet and Godiva brands.
Selling, general and administrative expense increased by $5,093,000, or eight percent, to $67,351,000 for the third quarter of 2005, representing 13 percent of total net revenues, compared with $62,258,000, or 13 percent of total net revenues, for the same period in 2004. The increase was driven primarily by increases in marketing expenses.
Interest expense increased by $3,074,000 to $4,818,000 for the third quarter of 2005, primarily due to higher average borrowings and further attributable to higher average interest rates. Royalty expense paid to affiliates increased by $1,926,000 to $10,857,000 for the third quarter of 2005 driven by increased sales of products marketed under brand names or incorporating technology which is licensed to the company by affiliates of Nestlé S.A.
Finally, other expense for the third quarter of 2005 was $1,411,000, including $1,365,000 in accretion for vested stock options. Other expense of $2,196,000 for the third quarter of 2004 included $2,403,000 in losses from butter trading activities.
The company reported a net loss available to Class A callable puttable and Class B common stockholders for the quarter ended September 24, 2005 of $(74,933,000), or $(.78) per diluted share, compared with $(76,824,000), or $(.81) per diluted share, for the quarter ended September 25, 2004.
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Dreyer’s Grand Ice Cream Holdings, Inc., and its subsidiaries manufacture and distribute a full spectrum of ice cream and frozen dessert products. Brands of frozen dessert products currently manufactured or distributed by Dreyer’s in the United States include Grand, Slow Churned™ Light, Häagen-Dazs®, Nestlé® Drumstick®, Nestlé Crunch®, Butterfinger®, Toll House®, Carnation®, Dibs™, Push-Up®, Dole®, Homemade, Fruit Bars, Starbucks®, The Skinny Cow®, and Skinny Carb Bar™. The company’s premium products are marketed under the Dreyer’s brand name throughout the western states and Texas, and under the Edy’s name throughout the remainder of the United States. Internationally, the Dreyer’s brand extends to select markets in the Far East and the Edy’s brand extends to the Caribbean and South America. For more information on the company, please visit www.dreyersinc.com.
Edy’s, the Dreyer’s and Edy’s logo design, Slow Churned, Dibs and Homemade are all trademarks or trade names of Dreyer’s Grand Ice Cream, Inc. The Nestlé and Häagen-Dazs trademarks in the U.S. are licensed to Dreyer’s by Nestlé. All other trademarks and trade names are owned by their respective companies and licensed to Dreyer’s.

Disclosure Controls and Procedures
The company’s management has carried out an evaluation of the effectiveness of the company’s disclosure controls and procedures pursuant to Rule 13a-15 of the Securities Exchange Act of 1934 and concluded that those controls and procedures were not effective as of September 24, 2005 because of a material weakness in internal control over the valuation and determination of its deferred income tax assets and income tax provision. The company is designing and implementing improvements in its internal controls to address the material weakness. These improvements include a new internal control regarding the valuation of assets supporting the valuation of the company’s deferred tax assets and income tax provision. Notwithstanding the existence of the material weakness, management has concluded that the consolidated financial statements contained in its Form 10-Q for the period ending September 24, 2005 and as included herein fairly present, in all material respects, the company’s financial position, results of operation and cash flows for the periods presented.
Forward-Looking Statements
Certain statements contained in this press release, the forthcoming conference call, simultaneous webcast and audio replay are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations, beliefs, intentions, or strategies regarding the future. Such forward-looking statements involve known and unknown risks and uncertainties at the time such statements are made which may cause the company’s actual actions or results to differ materially from those contained in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the following: the level of consumer spending for frozen dessert products; the company’s ability to achieve efficiencies in its manufacturing and distribution operations without negatively affecting sales; costs or difficulties related to the company’s combination of Dreyer’s Grand Ice Cream, Inc. and Nestlé Ice Cream Company, LLC, including the integration of the operations of those businesses and the compliance with the Federal Trade Commission’s order relating to the divestiture of assets; costs or difficulties related to the expansion and closing of the company’s manufacturing and distribution facilities; the cost of energy and gasoline used in manufacturing and distribution; the cost of dairy raw materials and other commodities, such as vanilla, used in the company’s products; the company’s ability to develop, manufacture, market and sell new frozen dessert products; the success of the company’s marketing and promotion programs and competitors’ responses; market conditions affecting the prices of the company’s products; responsiveness of both the trade and consumers to the company’s new products and marketing and promotional programs; and the costs associated with any litigation proceedings.

DREYER’S GRAND ICE CREAM HOLDINGS, INC.
THIRD QUARTER 2005
FINANCIAL RESULTS
Consolidated Statement of Operations
(In thousands, except per share amounts)

	Quarter Ended		Three Quarters Ended
	Sept. 24, 2005	Sept. 25, 2004	Sept. 24, 2005	Sept. 25, 2004
Revenues:
Net sales	$515,835	$464,231	$1,314,293	$1,208,810
Other revenues	4,433	9,446	18,779	32,591

Total net revenues	520,268	473,677	1,333,072	1,241,401

Costs and expenses:
Cost of goods sold	445,664	416,363	1,198,986	1,115,507
Selling, general and administrative expense	67,351	62,258	180,632	183,882
Interest, net of amounts capitalized	4,818	1,744	11,129	5,407
Royalty expense to affiliates	10,857	8,931	26,512	21,629
Other expense, net	1,411	2,196	3,758	224
Severance and retention (adjustment) expense	(69)	(637)	(293)	2,593

	530,032	490,855	1,420,724	1,329,242

Loss before income tax benefit	(9,764)	(17,178)	(87,652)	(87,841)
Income tax benefit	10,623	6,699	31,428	34,258

Net income (loss)	859	(10,479)	(56,224)	(53,583)

Accretion of Class A callable puttable common stock	(75,792)	(66,345)	(219,948)	(191,967)

Net loss available to Class A callable puttable and Class B common stockholders	$(74,933)	$(76,824)	$(276,172)	$(245,550)

Weighted average shares of Class A callable puttable and Class B common stock — basic and diluted	95,702	94,810	95,465	94,446

Net loss per share of Class A callable puttable and Class B common stock — basic and diluted	$(.78)	$(.81)	$(2.89)	$(2.60)

Dividends declared per share of Class A callable puttable and Class B common stock	$.06	$.06	$.18	$.18

Condensed Consolidated Balance Sheet
(In thousands)

	Sept. 24, 2005	Dec. 25, 2004
Assets
Current Assets:
Cash and cash equivalents	$424	$870
Receivables	165,824	98,645
Inventories	192,472	178,107
Prepaid expenses and other	14,686	26,450
Income taxes refundable	2,796	11,797
Deferred income taxes	5,643	5,643

Total current assets	381,845	321,512

Property, plant and equipment, net	644,374	519,562
Other assets	16,525	14,578
Deferred income taxes	1,219
Other intangibles, net and Goodwill	2,383,071	2,391,042

Total assets	$3,427,034	$3,246,694

Liabilities, Class A Callable Puttable Common Stock and Stockholders’ (Deficit) Equity

Current Liabilities:
Accounts payable and accrued liabilities	$242,996	$240,319

Total current liabilities	242,996	240,319

Nestlé S.A. credit facility	620,000	354,600
Long-term stock option liability	30,486	73,209
Other long-term obligations	45,710	41,655
Deferred income taxes		38,400

Total liabilities	939,192	748,183

Commitments and contingencies

Class A callable puttable common stock	2,533,741	2,251,040

Stockholders’ (deficit) equity	(45,899)	247,471

Total liabilities, Class A callable puttable common stock and stockholders’ (deficit) equity	$3,427,034	$3,246,694

DREYER’S GRAND ICE CREAM HOLDINGS, INC.
THIRD QUARTER 2005
FINANCIAL RESULTS
Conference Call
Dreyer’s Grand Ice Cream Holdings, Inc. (NNM: DRYR) will hold a conference call for analysts and investors today Monday, November 7, 2005, at 10:30 a.m. EST (7:30 a.m. PST) to discuss the company’s financial results. The call will be webcast in its entirety from the Investor Relations section of www.dreyersinc.com. A replay of the call will be available for a limited time from the audio archives at the same website location.